Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our reports dated April 5, 2016, with respect to the statutory-basis financial statements of John Hancock Life Insurance Company of New York and the GAAP-basis financial statements of John Hancock Life Insurance Company of New York Separate Account B, included in the Statement of Additional Information and the related Prospectus of John Hancock Life Insurance Company of New York Separate Account B, incorporated by reference in Post-Effective Amendment No. 9 to the Registration Statement (Form N-6 No. 333-179571).

/s/ Ernst & Young LLP

Boston, Massachusetts

December 12, 2016